                                                              Exhibit 99.2(l)(2)

                [Letterhead of Venable, Baetjer and Howard, LLP]

                                 August 11, 2000

Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019-6099

            Re: Boulder Total Return Fund, Inc.

Ladies and Gentlemen:

            We have acted as special Maryland counsel for Boulder Total Return Fund, Inc., a Maryland corporation (the "Fund"), in connection with its offering of 775 shares of preferred stock designated "Taxable Auction Market Preferred Stock," each with a par value of $0.01 and a liquidation preference of $100,000 (the "AMPS").

            As special Maryland counsel for the Fund, we are familiar with its Bylaws and Charter, including the Articles Supplementary establishing the AMPS. We have examined the prospectus included in its Registration Statement on Form N-2 with respect to the AMPS (Securities Act Registration File No. 333-37008, Investment Company Act File No. 811-7390) (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

            We have also examined and relied on such other corporate records of the Fund and documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

            Based on such examination, we are of the opinion that the shares of AMPS to be offered for sale pursuant to the Prospectus have been duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

            This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

            You may rely on this opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the reference to our firm under the caption "Legal Opinions" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" within the meaning of the Securities Act of 1933 and the rules and regulations thereunder. This opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

                                        Very truly yours


                                        /s/ Venable, Baetjer and Howard, LLP